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435906-1
435906-1






                              A G R E E M E N T


                                   BETWEEN


                            SANDERSON FARMS, INC.

                         (BRAZOS PROCESSING DIVISION)


                                     AND


         UNITED FOOD AND COMMERCIAL WORKERS UNION, LOCAL 408, AFL-CIO

                               Chartered by the

            UNITED FOOD AND COMMERCIAL WORKERS INTERNATIONAL UNION,
                                 AFL-CIO, CLC








                      OCTOBER 7, 1999 - OCTOBER 6, 2002






                              TABLE OF CONTENTS

ARTICLE                                                                   PAGE

1.    AGREEMENT                                                              4

2.    RECOGNITION                                                            4

3.    MANAGEMENT PREROGATIVES                                                5

4.    SHOP STEWARDS                                                          6

5.    UNION BULLETIN BOARD                                                   7

6.    NO STRIKE - NO LOCK OUT                                                7

7.    GRIEVANCE PROCEDURE                                                    7

      STEP 1                                                                 7

      STEP 2                                                                 8

      STEP 3                                                                 8

8.    ARBITRATION                                                            9

9.    SENIORITY                                                             10

10.   SENIORITY LIST                                                        12

11.   HOURS OF WORK                                                         12

12.   LEAVES  OF  ABSENCE                                                   14

13.   VACATIONS                                                             15

14.   HOLIDAYS                                                              16

15.   INSURANCE                                                             17

16.   EMPLOYEE STOCK OWNERSHIP PLAN                                         18

17.   WAGES                                                                 18

18.   MISCELLANEOUS                                                         19

19    NO DISCRIMINATION                                                     20

20.   COMPLETE AGREEMENT AND SEPARABILITY                                   20

21.   AUTHORIZATION FOR REPRESENTATION AND CHECK-OFF                        21

22.   DURATION OF AGREEMENT                                                 21

      SIGNATURES                                                            22

      APPENDIX A -  WAGE RATES

      APPENDIX B -  CHECK OFF AUTHORIZATION

                                   ARTICLE 1
                                   AGREEMENT

Section 1.1. This Agreement made and entered into this ______ day of ____________, 1999, by and between Sanderson Farms, Inc. (Brazos Processing Division) at its Bryan, Texas processing plant (hereinafter referred to as "Employer" or "Company"), and United Food and Commercial Workers Union, Local 408, AFL-CIO, chartered by the United Food and Commercial Workers International Union, AFL-CIO, CLC (hereinafter referred to as the "Union".
                                  WITNESSETH
Section 1.2. WHEREAS, the Company and the Union are desirous of entering into a contractual relationship covering rates of pay, hours of work and other terms and conditions of employment of employees employed within the unit of representation as hereinafter described; and
Section 1.3. WHEREAS, the parties have conferred, negotiated and agreed upon the terms and conditions of employment to be applicable to the employees covered by this Agreement for the contract period as herein specified.
Section 1.4. NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties do hereby agree as follows:

                                   ARTICLE 2
                                  RECOGNITION

Section 2.1. The Employer recognizes the Union as the certified bargaining representative (NLRB Case No. 16-RC-10107) for all production and maintenance employees employed at its Bryan, Texas Poultry Processing Plant, excluding office clerical employees, guards, professional employees, and supervisors, as defined in the Act.
Section 2.2. No employee shall be required to make any written or verbal agreement that will conflict with this Agreement. No employee shall be reclassified so as to defeat the purpose of this Agreement.

                                    ARTICLE 3

A.    MANAGEMENT RIGHTS
Section 3.1
      There shall remain in the Company the exclusive and unilateral right of management of the Company's plant and facilities and the assignment and direction of the working forces, not limited to but including the following: to determine the number, location and type of plants it may operate; to decide the products to be manufactured, the methods of manufacture, the materials to be used and the continuance or discontinuance of any product mater or method of production; to introduce new equipment, machinery or processes and to change or eliminate existing equipment, machinery or processes; to discontinue, temporarily or permanently, in whole or in part, conduct of its business or operations; and to relocate its business or operations in whole or in part; to decide the nature of materials, supplies, equipment or machinery to be used and the price to be paid; to decide upon the sales methods and sales price of all products; to subcontract any work performed by or for the Company; to hire the workforce in accordance with the requirements set by management; to transfer, promote or demote employees subject to the seniority provisions of this Agreement; to lay off employees for economic reasons and to terminate, discharge, suspend or otherwise relieve employee from duty for just cause; to direct and control the workforce; to establish and enforce reasonable rules governing employment, conduct, and working conditions; to determine the size of the workforce; to determine the number of employee assigned to any particular operation; to determine the workplace and to set reasonable work performance levels; to establish, change, combine or abolish job classifications and to determine the length of the work week; to utilize job rotation as deemed necessary by the company; to determine work starting and stopping time, the length of the work day, when overtime shall be worked, to require overtime; and to determine the qualifications of employees. All other rights of Management are also expressly retained even though not particularly enumerated above unless they are clearly limited by the explicit language of some other provisions of this Agreement.
      It is understood that the word "unilateral right" as used herein mean that the company shall have the unquestioned right to take such action without prior notification or consultation with the Union, except that any such action, once taken, may be questioned, to the extent provided in this Article or as specifically provided elsewhere in this Agreement, through the grievance and arbitration procedures.
Section 3.2.
      If the sub-contracting of work usually performed by bargaining unit employees or partial or complete plant relocation will have the foreseeable effect of causing the layoff of any unit employee, the Company will give notice to the Union and the parties will negotiate on the effects of the layoff. It is further understood that none of the provisions of this Article shall have the effect to reduce or waive any rights of unit employees under the Worker Adjustment and Retraining Notification Act (WARN).
Section 3.3.
      Failure of the Company to exercise rights herein reserved to it or exercising them in a particular way shall not be deemed a waiver of said rights of the Company's rights to exercise said rights in some other manner not in conflict with the terms of this Agreement.

                                  ARTICLE 4
                                 SHOP STEWARDS

Section 4.1. The Employer recognizes the right of the Union to designate shop stewards, not to exceed twenty (20) in number who shall be assigned to serve specific areas of the plant to handle such Union business as may arise. The shop stewards shall be employees of the Company. The Union shall notify the Company in writing as to the names of the stewards and of any changes in designation of stewards.
Section 4.2. A representative of the Union shall be permitted to enter the plant at reasonable times, upon Employer's premises and plant, provided such representative shall in no way interfere with the operations of Employer's business and shall make arrangements with the Employer's manager.
Section 4.3. Upon reasonable notice from the Union, the Employer shall grant an unpaid leave of absence to stewards up to one week per year for training purposes. The Union agrees that it will not seek such leave for more than half of the stewards at any one time.

                                    ARTICLE 5
                                UNION BULLETIN BOARD

Section 5.1. The Employer will provide a bulletin board in the plant for posting of Union notices. All matters to be posted shall be submitted to the Division Manager or a designated representative for approval prior to posting, and management's decision shall be final.

                                  ARTICLE 6
                           NO STRIKE - NO LOCK OUT

Section 6.1. For the duration of this Agreement, there shall be no strike, stoppages, slowdowns, picketing, or other interruption of or interference with the operations of the plant.
Section 6.2. The Company shall not lock out employees for the duration of this Agreement.
Section 6.3. Neither the violation of any provisions of the Agreement, nor the commission of any act constituting an unfair labor practice, or otherwise made unlawful, shall excuse the employees, the Union, or the Company from their obligations under the provisions of this Article.
Section 6.4. An employee discharged or otherwise disciplined for violation of this Article, may seek review of such discipline through the grievance and arbitration procedures provided herein. In this event, the only question to be reviewed shall be whether or not the employee participated in the prohibited conduct.

                                   ARTICLE 7
                              GRIEVANCE PROCEDURE

Section 7.1. Grievances arising under this contract are herein defined as a claim by a party to this Agreement or an employee covered by this Agreement that the Company or the Union has violated a provision of this Agreement.
                                    STEP I
      The employee shall discuss the grievance or complaint with the immediate supervisor within five (5) working days after the event giving rise thereto occurs, or within five (5) working days following the date on which the grievant had or reasonably would have had knowledge thereof. In the event the employee so requests, the appropriate steward shall be present at this step. The supervisor shall give an answer within five (5) working days after the grievance is received.

                                    STEP 2
      If there is no settlement in Step 1, the grievance may be presented by the employee and/or shop steward within five (5) working days from the date on which the supervisor's answer was given in Step 1. The grievance must be presented in writing to the department superintendent and must state the following information:
      (a)    name or names of employee or employees involved;
      (b)   the department or departments involved;
      (c)   the date and time of the occurrence or discovery of the grievance;
      (d)   the facts complained about
      (e)   the  specific  provision  of this  Agreement  alleged to have been violated;
            (failure to designate  the correct  provision  will not affect the merits of the grievance);
      (f)   the remedy requested.
The superintendent shall give the Company's answer in writing within five (5) working days after the grievance is received by the superintendent.
                                    STEP 3
      In the event the grievance is not settled in Step 2, then the grievance may be appealed in writing to the division manager or a designated representative by the Union to Step 3 within five (5) working days from the Company's answer in Step 2. The division manager or a designated representative shall give an answer in writing within five (5) working days from the date of the appeal. In the event the grievance is not settled then the aggrieved party or parties shall have the right to request arbitration.
      In the event a grievance arises on behalf of the Employer, the matter shall be presented to the Union Business Agent in writing, who shall have seven (7) days from the date of submission within which to endeavor to reconcile the grievance presented and shall give an answer in writing within that time. If not settled within that time, the aggrieved party or parties shall have the right to request arbitration.
Section 7.2. Discharge grievances shall be processed initially under Step 3 of the grievance procedure. The written grievance shall be filed with the division manager within five (5) working days following the date of discharge.
Section 7.3. A failure to observe the time limit specified herein for original presentation of a grievance or presentation in any subsequent step of the grievance procedure on the part of either the grievant or the Union shall be conclusive evidence that the grievance has been settled and abandoned.
            Failure on the part of the  Company to comply with the time limits for delivering its answer in any step of the grievance procedure shall automatically advance the grievance to the next step of the grievance procedure.
            The time  limits of the  grievance  procedure  may be  extended by mutual consent of the Union and the Company.

                                  ARTICLE 8
                                 ARBITRATION

Section 8.1. If a party to this Agreement desires to take a grievance to arbitration, it shall within fifteen (15) calendar days after the denial of the grievance, give written notice of his intention to the other party, together with a written statement of the specific provision or provisions of this Agreement at issue.
Section 8.2. The parties shall attempt to select an impartial arbitrator. If they are unable to agree upon a choice within seven (7) calendar days after the receipt of Notice of Intent to Arbitrate, either party may request the Federal Mediation and Conciliation Service to submit a list of five (5) arbitrators, from which the arbitrator will be selected. Selection shall be made by the parties alternately striking any name from the list (the first to strike shall be the party requesting arbitration) until only one (1) name remains. The final name remaining shall be the arbitrator of the grievance.
Section 8.3. The jurisdiction and the decision of the arbitrator of the grievance shall be confined to a determination of the acts and the interpretation or application of the specific provision or provisions of this Agreement at issue. The Arbitrator shall be bound by terms and provisions of this Agreement and shall have the authority to consider only grievances representing solely an arbitration issue under this Agreement. The arbitrator shall have no authority to add to, alter, amend, or modify any provision of this Agreement. The decision of the arbitrator in writing on any issue properly before the arbitrator in accordance with the provisions of this Agreement, shall be final and binding on the aggrieved employee or employees, the Union, and the Employer.
Section 8.4. Multiple grievances shall not be heard before one arbitrator at the same hearing except by mutual agreement of the parties.
Section 8.5. The Union and the Employer shall each bear its own costs in these arbitration proceedings, except that they shall share equally the fee and other expenses of the arbitrator in connection with the grievance.
Section 8.6. The Grievance Committee of the Union shall have the sole authority to determine whether or not the employee's grievance is qualified to be submitted to arbitration by the Union. The decision of the Grievance Committee shall be made at its first meeting after the Company's Step 3 answer, and the Union will promptly inform the Company of its decision.

                                  ARTICLE 9
                                  SENIORITY

Section 9.1. Seniority is defined as the length of an employee's continuous employment in the bargaining unit at the Company's Bryan, Texas, poultry processing plant since the last permanent date of employment. For purposes of layoff, recall, promotion, and vacation only, this shall include continuous service which began prior to the acquisition of the plant by the Company.
Section 9.2. All newly hired or rehired employees shall be considered as probationary employees for a period of ninety (90) days during which period they shall not acquire seniority, and during which they may be discharged without recourse to the grievance and arbitration procedures provided herein. If retained as a regular employee upon satisfactory completion of the probationary period, seniority shall be retroactive to the first day of employment.
Section 9.3 In matters of promotion, consideration will be given to an employee's skill, ability, attendance, versatility, training, physical fitness, and seniority; and when, in the opinion of the Company, the factors other than seniority are relatively equal, seniority will be the deciding factor. In layoffs and recalls, seniority will prevail, provided the employees involved are relatively equal in ability and fitness to immediately perform the available work.
Section 9.4. An employee's seniority shall be lost and employment considered terminated by:
      (a)    discharge for just cause;
      (b)   failure to return from layoff  within five (5) working  days after written  notice by  certified  mail is sent by the  Company to the employee's  last known  address  on the  Company's  books.  Actual notice to the employee of recall by any other means shall  satisfy the terms of this provision;
      (c)   voluntary termination of employment;
      (d)   failure  to  report  after  termination  of  a  leave  of  absence approved  by the  Company in writing  on the first  scheduled  day following the expiration of such leave of absence;
      (e)   engaging in a gainful occupation while on leave of absence;

      (f) absence from work for three (3) consecutive working days without notice to the Company, which shall be considered as a voluntary quit, unless notice was prevented by a cause beyond the control of the employee;
      (g) separation from the Company's active payroll for any reason, exclusive of leaves of absence approved by the Company, for a period exceeding an employee's length of service in the Bryan plant, or three (3) months, whichever is less.
Section 9.5. For the purposes of this Agreement, layoffs shall be classified as (a) "short term" and (b) "long term". A short term layoff is a layoff which will not exceed ten (10) workdays in length. Short term layoffs may be made without regard to seniority. A long term layoff is a layoff which will exceed ten (10) workdays in length. Long term layoffs shall be made subject to Section 3 of this Article.
Section 9.6. All permanent job vacancies in premium rated classifications shall be posted for two (2) consecutive working days on the plant bulletin board. Employees in lower rated classifications desiring promotion to such jobs shall sign a bid sheet posted on the bulletin board. An employee who does not sign such bid sheet shall have no right to consideration for the vacancy. However, the fact that an employee did not sign the bid sheet will not preclude that employee's selection for the job by the Company if none of the signers is determined to be qualified. If no qualified employee bids on the posted position, the Company may fill the position in its discretion. If, after a reasonable period not to exceed thirty (30) days, the employee selected for the posted position achieves an acceptable level of performance, the employee shall receive the rate of the new position. If the employee fails to perform in an acceptable manner, such employee shall return to a job in their former classification and the premium job shall be posted again. An employee who self-disqualifies shall return to the extra board at the line operator's rate of pay and shall not be eligible for bidding on a premium job for a period of six (6) months.
Section 9.7. Assignments involving employees on the extra board shall be in order of seniority. Within a department, no extra board employee shall be retained over a permanently assigned employee.

                                  ARTICLE 10
                                SENIORITY LIST

Section 10.1. Upon request at any reasonable time, the Company shall furnish to the Union a current seniority list. The list shall be alphabetical and shall include department, social security number, date of hire, and rate of pay.

                                  ARTICLE 11
                                HOURS OF WORK

Section 11.1. The regular work week shall consist of five (5) days or forty (40) hours. This shall not be construed as a guarantee of any amount of hours or work. The basic work week shall be the seven (7) day period from 12:01 a.m. Sunday until midnight the following Saturday. Employees will be given at least one (1) calendar week's notice of any change by the Company of the payroll week.
Section 11.2. An employee who works more than forty (40) hours in any one week shall be paid at time and one-half the regular rate of pay for all hours in excess of forty (40).
Section 11.3. When employees are called to work a shift outside their regularly scheduled shift and report for work, or when they report to work at their regularly scheduled time, they shall be given the opportunity to work a minimum of three (3) hours or receive pay for same at the applicable hourly rate, except that no such pay shall be made when the plant cannot operate for reasons beyond the control of the Employer, such as, but not limited to, strikes, utility failure, fire, flood, storms or other acts of God interfering with work, or a breakdown of machinery or equipment when the Company notifies the employees not to report to work at least four (4) hours prior to the scheduled time to work.
Section 11.4. Employees will be paid at their regular rate for all waiting time of thirty (30) minutes or less, so long as they do any job they are assigned. Employees will not be paid for waiting time which exceeds thirty (30) minutes if (1) they are relieved of all duties, (2) are free to leave the plant, and (3) are told the time they must return to work. Employees will not be relieved without pay more than once in any workday except for a lunch break of not more than one (1) hour.
Section 11.5. The Company will provide one (1) unpaid break of not less than thirty (30) minutes for lunch during each shift, and shall provide one (1) twelve (12) minute paid rest period prior to lunch each day. In addition, all employees will be allowed one (1) twelve (12) minute paid rest period after the lunch break provided the work time is expected to be not less than two and one-half (2 1/2) hours. No unpaid break shall be provided for maintenance employees.
      The Company shall have the right to provide a twenty-four (24) minute paid lunch break to Clean-Up Line Operators on restricted hours in lieu of all breaks provided in this Section.
Section 11.6. A Clean-Up Line Operator who has completed the probationary period and is permanently assigned to restricted hours in the clean up department shall receive an hourly adjustment of ninety (90) cents for each hour worked in that assignment.
Section 11.7. Employees who have completed the probationary period and are temporarily assigned for one or more consecutive hours to perform the duties of an absent employee in a higher paid classification shall receive the rate of that classification while performing the duties of the classification. Employees who work at more than one pay rate during a week in which they earn overtime shall receive overtime pay based upon an average of the rates earned during that week
Section 11.8. When daily overtime in excess of fifteen (15) minutes is required for processing employees, they shall be notified by second break, or as soon as the Company knows such overtime is required.

                                  ARTICLE 12
                               LEAVES OF ABSENCE

Section 12.1. An employee who has completed the probationary period may be granted, at the Company's discretion, a leave of absence without pay for a reasonable period of time, not to exceed one (1) month, for the following reasons:
      (a)   emergency personal business;  and
      (b) Union business, upon written request by the Union's Business Manager, provided that no more than three (3) employees shall be on such leave simultaneously..
Section 12.2. Employees who have completed their probationary period are eligible for up to thirteen (13) weeks per year of unpaid family and medical treatment leave for the following reasons:
            (a) Employee's serious health condition -- a medical certification will be required which states that the employee is unable to perform the functions of the employee's position.
            (b) Family serious health condition -- spouse, parent, or child. A medical certification will be required stating the employee is "needed to care for the individual."
            (c) New child leave -- the birth, adoption or foster care placement by a state agency of a child, and, the need to care for the child; such leave may be prior to the actual birth or placement.
      The provisions of this Section shall be administered in accordance with the Family and Medical Leave Act of 1993 (FMLA).
Section 12.3. Employees who have completed their probationary period who lose actual work time in order to attend the funeral of a family member shall receive a paid funeral leave for time necessarily lost during the employee's regularly scheduled shift, provided the employee would have been scheduled and at work during that day. Said leave shall be up to three
(3) days with pay for a deceased parent, spouse, child, brother, or sister and one (1) day for a deceased father-in-law, mother-in-law, grandparent, brother-in-law, or sister-in-law. In order to receive pay under this Section, an employee must be actively working, must make application for such paid leave, and must attend the funeral. The Company may require satisfactory evidence of attendance at the funeral and the relationship of the deceased.
Section 12.4. If the Company has knowledge that an employee, in a premium-rated classification, will be on family and medical leave, military leave, or an industrial injury leave for more than thirty (30) calendar days, the job will be posted and filled on a temporary basis. The successful bidder will receive the rate of the premium classification for the period its duties are performed. When employees on leave under this Section return, they shall be immediately assigned to their old job; employees temporarily filling the job shall return to their regular classification and pay rate.
Section 12.5. The Company shall pay each active employee who reports for jury duty the difference between pay up to eight times the hourly rate for time actually lost and the juror's daily fee for each day the employee is required to serve on a jury. The employee must report to work during those days of his regularly scheduled shift during which the employee is not required to report for jury duty or be available at court for jury service. The employee must present proof of jury service and the amount of compensation received from the court.

                                  ARTICLE 13
                                  VACATIONS

Section 13.1.           Regular full-time  employees shall be eligible for one
(1) week's vacation after the first anniversary date of continuous employment, and after the anniversary date of each succeeding year.
      Employees shall be eligible for a second week of vacation after the second anniversary date of continuous employment, and after the anniversary date of each succeeding year of continuous employment.
      Employees shall be eligible for a third week of vacation after the tenth anniversary date of continuous employment, and after the anniversary date of each succeeding year of continuous employment.
      Employees shall be eligible for a fourth week of vacation after the twentieth anniversary date of continuous employment and after the anniversary date of each succeeding year of continuous employment.
Section 13.2. To be eligible for a vacation, an employee must have worked sixteen hundred (1,600) hours during the preceding twelve (12) months or eighty (80) percent of available hours for that period, whichever is less. Vacations and holidays not worked shall be considered time worked for purposes of this Section.
Section 13.3. Vacation pay shall be computed at forty (40) times the Employee's regular straight time hourly rate.
Section 13.4. Due consideration will be given employees' choice of vacation time, but all vacations scheduled are subject to the final approval of the Company in keeping with the Company's scheduling needs. In the event that two or more employees cannot be released at the same time, the employee with the longest service with the Company will be given preference. An employee who notifies the Company of a vacation choice thirty (30) days in advance shall not lose that vacation choice to another employee. Vacations may not be scheduled for periods of less than a week, and all vacations must be taken within an anniversary year.
Section 13.5. The Company reserves the right to schedule a plant shutdown for one .(l) week in any year, which shall be treated as a vacation week for those employees entitled to vacation.

                                  ARTICLE 14
                                   HOLIDAYS

Section 14.1.           The following shall be considered holidays:
                  New Year's Day                      Labor Day
                  Martin Luther King's Birthday       Thanksgiving Day
                  Memorial Day                        Christmas Day
                  July Fourth                         Birthday Holiday

      The birthday holiday shall be taken on the employee's birthday. If the birthday falls on a Saturday or Sunday, the holiday shall be taken on a day agreed upon by the Company and the employee within one week of the birthday.
      In the event any other holiday falls on a Saturday or Sunday, the Company will announce whether it will be observed on the Friday preceding or the Monday following the holiday. Such notice shall be given at least four
(4) days in advance.
Section 14.2. All regular full-time employees who have completed their probationary period shall be paid for eight (8) hours at their regular straight time rate for each holiday enumerated above, provided they report for work and work all scheduled hours on the workday preceding and the workday next following the holiday, unless the employee was necessarily absent due to personal illness, supported by a doctor's certificate, or because of an emergency occurring to the employee or the employee's immediate family (meaning only spouse, children, or parents). No employee shall lose holiday pay because of missing no more than thirty (30) minutes on the workday before or the workday following the holiday.
      In any event, an employee must work at least one (1) day during the calendar week in which a holiday falls in order to be eligible for holiday pay, except the employee who is on vacation.
Section 14.3. Employees required to work on a holiday shall be paid the amount provided above, in addition to their regular earnings for that day. Hours not worked on a holiday shall not be considered as work time in computing any additional compensation due under the overtime provisions of this contract.
Section 14.4. If an employee is required to work and fails to report or fails to work scheduled hours on a holiday, the employee shall forfeit holiday pay for that day.
Section 14.5. Employees on vacation during the week in which a holiday falls shall receive holiday pay.

                                  ARTICLE 15
                                  INSURANCE

Section 15.1. The Company shall provide a group insurance program for employees covered by this Agreement. The Company will continue to make monthly contributions toward group insurance premiums in the same proportion as is currently in effect. Employees will bear the remaining costs of the insurance.

                                  ARTICLE 16
                  EMPLOYEE STOCK OWNERSHIP PLAN - RETIREMENT

Section 16.1. Employees covered by this Agreement will continue to be covered by the Employee Stock Ownership Plan of Sanderson Farms, Inc. and Affiliates. Participation and benefits in the plan shall be in accordance with the provisions of that plan.

                                  ARTICLE 17
                                    WAGES

Section 17.1. Wages shall be paid as provided in Appendix A attached hereto and made a part of this Agreement.
Section 17.2. Whenever a new job classification is created by the Company, or there is a change or merger of job classifications or the job content of job classifications, the Company will discuss the appropriate wage rate with the Union. If a mutually satisfactory rate cannot be agreed upon, the Company will set the rate. The Union may file a grievance on the rate, and the dispute shall be settled in accordance with the grievance and arbitration procedures of this contract.
Section 17.3. The rates of pay set forth in Appendix A of this Agreement are minimum straight time hourly wage rates, and nothing contained herein shall be construed as prohibiting or requiring the Company to grant individual employees, for length of service, efficiency, productivity, or other reasons, a wage increase which would result in such employee's regular straight time hourly wage rate being in excess of the minimum wage rate herein specified for the work operation he or she performs. The Company will notify the Union of any change pursuant to this Section in advance.
Section 17.4. Any employees who, upon the effective date of this Agreement, are receiving a wage in excess of the applicable rate set forth in Appendix A, shall continue to receive their current rate until the contract rate equals or exceeds that rate.
Section 17.5. In addition to the wage rates as provided in Appendix A, production employees who have been continuously employed for five (5) or more years shall receive seniority pay of twenty (20) cents per hour. Maintenance employees who have been continuously employed for five (5) or more years will receive seniority pay of fifty (50) cents per hour.
Section 17.6.           Employees who have been continuously  employed for one
(1) or more years shall  receive a night  shift  differential  of  twenty-five
(25) cents per hour for work performed on a shift starting during the hours beginning 12:00 noon through 1:00 a.m. The starting time of a shift determines if it is subject to the shift differential. Employees performing work on a night shift which is not their regular shift will receive shift differential for such work if it lasts three (3) or more hours.

                                  ARTICLE 18
                                 MISCELLANEOUS

Section 18.1. The Company shall maintain safe, sanitary, and healthy working conditions at all times, and employees will be required to cooperate in maintaining such conditions. Any complaints regarding safety or health shall be processed through the grievance and arbitration provisions of this Agreement.
Section 18.2. There shall be a Safety Committee consisting of members selected from the bargaining unit, one-half selected by the Union and one-half selected by the Company. A management representative shall be designated Chairman of the committee by the Division Manager. The Safety Committee shall perform whatever functions are assigned, which shall include periodic meetings; review of safety related suggestions from any source; and recommending corrective actions to facilitate safety related changes in work environment and work practices.
Section 18.3. The Company will provide any uniforms required of employees who have completed their probationary period.
      The Company will furnish required safety equipment, gloves, aprons, hair nets, freezer gloves, cotton gloves, raincoats, and smocks at no cost to the employee. Needed replacements, through normal use, will be made at no cost provided the worn out article is returned to the Company. If an item is lost or destroyed through employee negligence, the employee will be charged for its replacement.
Section 18.4. The Employer may require any employee to take a physical examination at any time at the Employer's expense.
Section 18.5. It shall be the responsibility of all employees to keep the Employer apprised of their current address, telephone number, marital status and number of dependents.
Section 18.6. It is the intent of the parties hereto that no provisions of this Agreement shall require either party to perform any act which shall be unlawful under any Texas or Federal statute
Section 18.7. Employees will be allowed reasonable relief from the line to visit the restroom. Employees who abuse this privilege will be subject to discipline up to and including discharge.
Section 18.8. Verified emergency messages will be relayed to the employee as soon as possible after receipt of the message.
Section 18.9.           This  Agreement  shall be in both English and Spanish.
If there is a discrepancy in translation regarding contract language or interpretation, the English language contract shall prevail. The Company shall pay the cost of translation which shall be done by a qualified translator.

                                  ARTICLE 19
                              NO DISCRIMINATION

Section 19.1. The Company and the Union agree that they will not discriminate against any person with regard to employment or Union membership because of race, creed, color, sex, religion, age, national origin, or disability (as defined in the Americans With Disabilities Act).
Section 19.2. Whenever masculine gender is used in this Agreement, it shall apply to the feminine gender.

                                  ARTICLE 20
                     COMPLETE AGREEMENT AND SEPARABILITY

Section 20.1. Complete Agreement: The parties expressly declare that they have bargained between themselves on all phases of hours, wages, rate of pay, conditions of employment and working conditions, and that this contract represents their full and complete agreement without reservations or unexpressed understanding. Any aspect of hours, rates of pay, wages, conditions of employment and working conditions not covered by a particular provision of this agreement is declared to have been expressly eliminated as a subject for bargaining and during the life of this Agreement may not be raised for further bargaining in negotiations without written consent of all parties hereto.

      It is further understood and agreed that neither party hereto has been induced to enter into this Agreement by any representations or promises made by the other which are not expressly set forth herein, and that this document correctly sets forth the effect of all preliminary negotiations, understandings, and agreements, and supersedes any previous agreements, whether written or verbal. This contract constitutes the entire Agreement and understanding between the parties and shall not be modified, altered, change, or amended in any respect except on mutual agreement set forth in writing and signed by both parties.

Section 20.2. Separability: In the event any of the provisions of this Agreement are held to be in conflict with or in violation of any state or federal statute or another applicable law, administrative rule or regulation, such decision shall not affect the validity of the remaining provisions of the Agreement. The parties further agree that they will meet within thirty
(30) days to re-negotiate the provisions of the Agreement held to be invalid, provided that Article 6 shall remain in full force and effect during all such negotiations.
                                   ARTICLE 21
                AUTHORIZATION FOR REPRESENTATION AND CHECK-OFF

Section 21.1. During the term of this Agreement, the Company will deduct initiation fees, assessments, and Union dues from the wages of employees who individually authorize the Company on a form in compliance with Appendix B to this Agreement.
Section 21.2. The Union shall save the company harmless against and from all claims, demands, suits or other forms of liability that arise out of or by reason of action taken or not taken by the company in reliance upon or compliance with any provisions of this Article.
Section 21.3. It is agreed that by reason of institution of the above check-off system, collections by any other method on the Company's premises are prohibited, except with the permission of the Company.
Section 21.4. Credit Union: Upon receipt of a signed authorization, the Company shall deduct from employees' wages and turn over to the proper official of the Credit Union deductions from the pay of such members of the Credit Union as individually and voluntarily certify in writing that they authorize such deductions. Employees and officers of UFCW Local 408 Credit Union may, with five (5) working days notice to management, be allowed access to break areas to sign up new credit union members and promote credit union activity only four (4) times a year.

                                  ARTICLE 22
                            DURATION OF AGREEMENT
Section 22.1. This Agreement shall remain in full force and effect from the 7th day of October, 1999 until the 6th day of October, 2002, and shall continue thereafter from year to year until either party to this Agreement desires to terminate this Agreement by giving written notice at least sixty (60) days prior to October 6, 2002, or at least sixty (60) days' written notice prior to any anniversary date thereafter. The parties to this Agreement shall endeavor to satisfactorily negotiate any contemplated change or execute a new Agreement during the sixty (60) day period, after proper notice in writing has been given as provided herein and above. Notice, as specified in this Article, shall be mailed via United States Certified Mail.

      IN WITNESS WHEREOF, the parties have hereunto signed their names this _______ day of ______________________________, 1999.
SANDERSON FARMS, INC.                     UNITED FOOD AND COMMERCIAL
(Brazos Processing Division)                    WORKERS UNION, LOCAL 408
                                          AFL-CIO

_____________________________________     ____________________________________

_____________________________________     ____________________________________

_____________________________________     ____________________________________

                                          ____________________________________

                                          ____________________________________

                                          ____________________________________

                                          ____________________________________

                                          ____________________________________

                                          ____________________________________


435906-1
                                 APPENDIX "A"
                                 WAGE SCHEDULE

                                       EFFECTIVE

                                              CURRENT  1/2/00   1/7/01   1/6/02
PROCESSING

RECEIVING
      Lift Truck Operator ..............        8.00     8.25     8.45     8.80
      Receiving Dock ...................        7.85     8.10     8.30     8.65

PICKING
      Killer ...........................        8.10     8.35     8.55     8.90
      Floorworker ......................        7.75     8.00     8.20     8.55
      Line Operator ....................        7.60     7.85     8.05     8.40

EVISCERATING
      Floorworker ......................        7.75     8.00     8.20     8.55
      Bird Chiller Operator ............        7.75     8.00     8.20     8.55
      Line Operator ....................        7.60     7.85     8.05     8.40

DRIP LINE
      Lift Truck Operator ..............        8.05     8.30     8.50     8.85
      Scale Operator ...................        7.85     8.10     8.30     8.65
      Floorworker ......................        7.75     8.00     8.20     8.55
      Giblet Chiller Operator ..........        7.75     8.00     8.20     8.55
      Grader ...........................        7.70     7.95     8.15     8.50
      Line Operator ....................        7.60     7.85     8.05     8.40

SPECIALTY
      Scale Operator ...................        7.85     8.10     8.30     8.65
      Floorworker ......................        7.75     8.00     8.20     8.55
      Line Operator ....................        7.60     7.85     8.05     8.40
      Grader ...........................        7.70     7.95     8.15     8.50
      Lift Truck Operator ..............        8.05     8.30     8.50     8.85

OVERWRAP
      Line Operator ....................        7.60     7.85     8.05     8.40

PAWLINE
      Chiller Operator .................        7.75     8.00     8.20     8.55
      Line Operator ....................        7.60     7.85     8.05     8.40
      Floorworker ......................        7.75     8.00     8.20     8.55

BOX WASH
      Line Operator ....................        7.60     7.85     8.05     8.40
      Lift Truck Operator ..............        8.05     8.30     8.50     8.85

MARINATION
      Line Operator ....................        7.60     7.85     8.05     8.40
      Formulation Mixer ................        7.75     8.00     8.20     8.55
      Floorworker ......................        7.75     8.00     8.20     8.55
      Scale Operator ...................        7.85     8.10     8.30     8.65

DEBONING
      Line Operator ....................        7.60     7.85     8.05     8.40
      Stack Off ........................        7.70     7.95     8.15     8.50
      Front Half Puller ................        7.70     7.95     8.15     8.50
      Floorworker ......................        7.75     8.00     8.20     8.55
      Scale Operator ...................        7.85     8.10     8.30     8.65

SAW CUT
      Line Operator ....................        7.60     7.85     8.05     8.40
      Floorworker ......................        7.75     8.00     8.20     8.55
      Scale Operator ...................        7.85     8.10     8.30     8.65

POLY BAG
      Line Operator ....................        7.60     7.85     8.05     8.40
      Grader ...........................        7.70     7.95     8.15     8.50
      Floorworker ......................        7.75     8.00     8.20     8.55

MDM
      Line Operator ....................        7.60     7.85     8.05     8.40
      Machine Operator .................        7.70     7.95     8.15     8.50
      Jack Operator ....................        7.70     7.95     8.15     8.50
      Floorworker ......................        7.75     8.00     8.20     8.55
      Forklift Operator ................        8.05     8.30     8.50     8.85

CHILLING
      Lift Truck Operator ..............        8.05     8.30     8.50     8.85
      Chilling Room Operator ...........        7.70     7.95     8.15     8.50

PREPRICE
      Data Print Operator ..............        7.85     8.10     8.30     8.65
      Line Operator ....................        7.60     7.85     8.05     8.40

SHIPPING
      Lift Truck Operator ..............        8.05     8.30     8.50     8.85
      Billing Clerk ....................        7.75     8.00     8.20     8.55
      Loading Crew .....................        7.70     7.95     8.15     8.50

QUALITY CONTROL
      QC Operator ......................        7.85     8.10     8.30     8.65
      QC Lab Tech ......................        7.85     8.10     8.30     8.65



PURCHASING .............................
      Supply Clerk .....................        8.05     8.30     8.50     8.85
      Line Operator ....................        7.60     7.85     8.05     8.40

WASTEWATER
      Waste Treatment Operator .........        7.70     7.95     8.15     8.50

BY-PRODUCTS
      By-Products Operator .............        7.85     8.10     8.30     8.65

MAINTENANCE

      Master Skilled Operator I ........       12.40    12.65    12.85    13.20
      Master Skilled Operator II .......       10.90    11.15    11.35    11.70
      Skilled Maintenance Men 10.00 ....       10.25    10.45    10.80
      Mechanic .........................        9.40     9.65     9.85    10.20
      Mechanic Helper ..................        7.90     8.15     8.35     8.70
      Clean-Up Floor Worker ............        7.75     8.00     8.20     8.55
      Clean-Up Line Operators                   7.60     7.85     8.05     8.40

Probationary employees shall receive a training rate of $6.05 per hour for the first ninety (90) days of their employment, which shall be $6.15 effective January 2, 2000, $6.25 effective January 7, 2001, and $6.35 effective January 6, 2002. Upon the expiration of the ninety (90) day period, the rate shall be $6.75 per hour, which shall be $7.05 effective January 2, 2000, $7.15 effective January 7, 2002 and $7.25 effective January 6, 2002. After one year of employment, an employee's rate shall be as shown hereinabove. Newly hired employees in premium classifications above shall receive the rate of that classification upon the expiration of a forty-five
(45) day period.
                                  APPENDIX "B"

                           CHECK-OFF AUTHORIZATION

To: Any Employer under contract with United Food and Commercial Workers Union, Local 408, AFL-CIO.

      You are hereby authorized and directed to deduct from my wages, commencing with the next payroll period, an amount equivalent to dues and initiation fees as shall be certified by the President of Local 408, of the United Food and Commercial Workers International Union, AFL-CIO, and remit same to said President.


      This authorization and assignment is voluntary, made in consideration for the cost of representation and collective bargaining and is not contingent upon my present or future membership in the Union. This authorization and assignment shall be irrevocable for a period of one
      (1) year from the date of execution or until the termination date of the Agreement between the Employer and Local 408, whichever occurs sooner, and from year to year thereafter, unless not less than thirty
      (30) days and not more than forty-five (45) days prior to the end of any subsequent yearly period, I give the Employer and Union written notice of revocation bearing my signature thereto. The President of Local 480 is authorized to deposit this authorization with any Employer under contract with Local 408and is further authorized to transfer this authorization to any other Employer under contract with Local 408 in the event that I should change employment.